Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8111

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. ELECTS
GARY CHARLES GEORGE TO ITS BOARD OF DIRECTORS

LOWELL, ARKANSAS, August 29, 2006  – J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced today that it’s Board of Directors met on Wednesday, August 23, 2006 to elect Gary Charles George to its Board.

Mr. George, age 56, is Vice Chairman and Chief Executive Officer of George’s Inc., a private, fully-integrated poultry company in Northwest Arkansas. A graduate of the University of Arkansas, with a major in Business Administration, Mr. George currently serves as Chairman of the Board for Legacy National Bank and on the Board of Directors for the National Chicken Council. He was a member of the Board of Trustees for the University of Arkansas from 1995 through 2005, serving as Chairman of the Board of Trustees for the last year. He also served as Chairman of the Board of Directors for the First National Bank of Springdale from 2002 to 2003 and as a Director of the First National Bank of Springdale from 1978 - 2001. Preceding board memberships have included the Arkansas Poultry Federation, the Northwest Arkansas Radiation Therapy Institute, the American Egg Board and the Southeastern Poultry & Egg Association.

Mr. George replaces board member Thomas L. Hardeman, who passed away suddenly on August 20, 2006. Mr. Hardeman’s unexpected death, combined with the recent retirement of another independent director, left the Company temporarily out of compliance with Marketplace Rule 4350(c)(1) which requires that the majority of the Company’s Board be comprised of independent directors. NASDAQ acknowledged on August 24, 2006 that with the election of Mr. George, the Company regained compliance with the Rule and the matter was closed.

About J.B. Hunt
J.B. Hunt Transport Services, Inc., one of the largest transportation logistics companies in North America, focuses on the safe and reliable transport of full truckload freight to a diverse group of customers throughout the continental United States, Canada and Mexico. Our business operations are primarily organized through three distinct, yet complementary, business segments that include dedicated contract services, intermodal and dry van. Utilizing an integrated approach, we provide capacity oriented solutions centered on delivering customer value and industry leading service.

Our stock is traded on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. For more information about our Company, visit www.jbhunt.com.